EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of April 10, 2014 by and between OSL Holdings, Inc., a Nevada corporation (the “Company”), and Steve Gormley (“Executive”).

The Company is in the business of developing and acquiring business units with the purpose of entering the legal medical and recreational cannabis market, operate real-time loyalty rewards and transact with buyers in multiple channels (the “Business”) in North America (the “Territory”). The Company desires to employ Executive, and the Executive desires to accept such employment, on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual promises set forth in this Agreement the parties hereto agree as follows:

ARTICLE I

Term of Employment

1.01 Subject to the provisions of Article V, and upon the terms and subject to the conditions set forth in this Agreement, the Company will employ Executive for the period beginning on April 11, 2014 (the “Commencement Date”) and ending on April 11, 2015 (the “Initial Term”). The Initial Term shall be automatically renewed for up to two (2) successive consecutive one (1) year periods (each, a “Renewal Term” and the Initial Term and Renewal Term are collectively referred to as the “term of employment”) thereafter unless either party sends notice to the other party, not more than 270 days and not less than 90 days before the end of the then-existing term of employment, of such party’s desire to terminate the Agreement at the end of the then-existing term, in which case this Agreement will terminate at the end of the then-existing term. The parties understand and acknowledge that if Executive remains employed by the Company after the end of the last Renewal Term, then such employment shall be “at-will” unless this Agreement is extended, or different terms are established, by the parties in writing.

ARTICLE II

Duties

2.01(a) During the term of employment, Executive will:

(i) Promote the interests, within the scope of his duties, of the Company and devote such working time as is required for the Company’s business and affairs;

(ii) Serve as Chief Business Development Officer of the Company, reporting directly to the CEO and

(iii) Perform the duties and services consistent with the title and function of such office, including without limitation, those, if any, set forth in the Bylaws of the Company or as specifically set forth from time to time by the Company’s Board of Directors (the “Board”).

(b) Notwithstanding anything contained herein to the contrary, the Executive has the right to engage in any business or activity outside of the Company that is non-competitive with the actual business of Company, even if such outside business or activity involves companies or individuals who have a current, former, or contemplated business relationship with the Company.

ARTICLE III

Base Compensation

3.01 Salary. The Company will compensate Executive for the duties performed by him hereunder by payment of a base salary at the rate of Three Hundred Thousand Dollars ($300,000.00) per annum (the “Base”), payable in equal semi-monthly installments, subject to customary withholding for federal, state, and local taxes and other normal and customary withholding items.

At any time during his employment, Executive may convert any or all of the funds owed to him into common shares of the Company at a 70% discount to the average closing price for the previous five days of trading on the OTCQB.

3.02 Stock. The Company will also compensate Executive for the duties performed by him hereunder by payment of Twenty Million (20,000,000) shares of the Company’s common stock on the Commencement Date. In addition, Executive will receive One Hundred Thousand (100,000) shares of the Company’s common stock monthly.

3.03 Bonus. In addition to the Base, the Company may pay to the Executive a bonus (the “Bonus”) in cash or securities of any amounts deemed reasonable and appropriate by the Company’s Board of Directors based on the quality and nature of the Executive’s services and the performance of the Company during such year.

ARTICLE IV

Reimbursement and Employment Benefits

4.01 Health and Other Medical. Executive shall be eligible to participate in all health, medical, dental, and life insurance employee benefits as are available from time to time to other key executive employees (and their families) of the Company.

4.02 Vacation. Executive shall be entitled to four (4) weeks of vacation and five (5) personal days per year, to be taken in such amounts and at such times as shall be mutually convenient for Executive and the Company. Any time not taken by Executive in one year shall be forfeited and not carried forward to subsequent years. Executive shall not be entitled to be reimbursed for any unused vacation or personal time, except as may be required under law.

4.03 Reimbursable Expenses. The Company shall in accordance with its standard policies in effect from time to time reimburse Executive for all reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company provided that Executive submits all substantiation of such expenses to the Company on a timely basis in accordance with such standard policies and further provided that Executive receives prior approval for all individual expenditures in excess of $1,000.

4.05 Savings Plan. Executive will be eligible to enroll and participate, and be immediately vested, in, all Company savings and retirement plans, including any 401(k) plans, as are available from time to time to other key executive employees.

ARTICLE V

Termination

5.01 General Provisions. Except as otherwise provided in this Article V, at such time as Executive’s employment is terminated by the Executive or the Company, any and all of the Company’s obligations under this Agreement shall terminate, including the issuance of any undistributed shares pursuant to section 3.02, other than the Company’s obligation to pay Executive, within thirty (30) days of Executive’s termination of employment, the full amount of any unpaid Base and accrued but unpaid benefits, including any vacation pay, earned by Executive pursuant to this Agreement through and including the date of termination and to observe the terms and conditions of any plan or benefit arrangement which, by its terms, survives such termination of Executive’s employment. The payments to be made under this Section 5.01 shall be made to Executive, or in the event of Executive’s death, to such beneficiary as Executive may designate in writing to the Company for that purpose, or if Executive has not so designated, then to the spouse of Executive, or if none is surviving, then to the personal representative of the estate of Executive. Notwithstanding the foregoing, termination of employment shall not affect the obligations of Executive under Article VI hereof that, pursuant to the express provisions of this Agreement, continue in full force and effect. Upon termination of employment with the Company for any reason, Executive shall promptly deliver to the Company all Company property including without limitation all writings, records, data, memoranda, contracts, orders, sales literature, price lists, client lists, data processing materials, and other documents, whether or not obtained from the Company or any affiliate, which pertain to or were used by Executive in connection with his employment by the Company or which pertain to any affiliate, including, but not limited to, confidential information, as well as any computers or other furniture, fixtures or equipment which were purchased by the Company for Executive or otherwise in Executive’s possession or control.

5.02 Automatic Termination. This Agreement shall be automatically terminated upon the first to occur of the following (a) the expiration of this Agreement in accordance with Section 1.01 hereof, (b) the Company’s termination pursuant to section 5.03, (c) the Executive’s termination pursuant to section 5.04 or (d) the Executive’s death.

5.03 By the Company. This Agreement may be terminated by the Company upon written notice to the Executive upon the first to occur of the following:

(a) Disability. Upon the Executive’s Disability (as defined herein). The term “Disability” shall mean, in the sole determination of the Company’s Board, whose determination shall be final and binding, the reasonable likelihood that the Executive will be unable to perform his duties and responsibilities to the Company by reason of a physical or mental disability or infirmity for either: (i) a continuous period of four months; or (ii) 180 days during any consecutive twelve (12) month period.

(b) For Convenience. Commencing at any time after January 1, 2016, upon ninety (90) days’ written notice by the Company, for any reason or no reason.

(c) Cause. Upon the Executive’s commission of Cause (as defined herein). The term “Cause” shall mean the following:

(i) Any violation by Executive of any material provision of this Agreement (including without limitation any violation of any provision of Sections 6.01, 6.02 or 6.03 hereof any and all of which are material in all respects), upon notice of same by the Company describing in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.03(b)(i), which breach, if capable of being cured, has not been cured to the Company’s sole and absolute satisfaction within 30 days after such notice (except for breaches of any provisions of sections 6.01, 6.02 or 6.03 which are not subject to cure or any notice);

(ii) Embezzlement by Executive of funds or property of the Company;

(iii) Habitual absenteeism, bad faith, fraud, refusal to perform his duties, gross negligence or willful misconduct on the part of Executive in the performance of his duties as an employee of the Company, provided that the Company has given written notice of and an opportunity of not less than 30 days to cure such breach, which notice describes in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.03(b)(iii), provided that no such notice or opportunity needs to be given if (x) in the judgment of the Company’s Board of Directors, such conduct is habitual or would unnecessarily or unreasonably expose the Company to undue risk or harm or (y) one previous notice had already been given under this section or under Section 5.03(b) (i) above; or

(iv) A felonious act, conviction, or plea of nolo contendere of Executive under the laws of the United States or any state (except for any conviction or plea based on a vicarious liability theory and not the actual conduct of the Executive).

(v) Failure of the Executive to perform assigned duties adequately, as determined by the affirmative vote of a majority of the Board of Directors.

5.04 By the Executive. This Agreement may be terminated by the Executive with written notice to the Company upon the first to occur of the following:

(a) Change in Control. Upon a “Change in Control” (as defined herein) of the Company (unless Executive is offered a position in the buying or succeeding owner with equal or better economic terms as this Agreement). The term “Change in Control” shall be deemed to have occurred at such time as (i) any person or entity (or person or entities which are affiliated or acting as a group or otherwise in concert) is or becomes the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power for election of directors of the then outstanding securities of the Company (other than stockholders which own greater than fifty percent (50%) of the stock of the Company as of the effective date of this Agreement); (ii) the members of the Company approve any merger or consolidation as a result of which its membership interests shall be changed, converted, or exchanged (other than a merger with a wholly-owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of all or substantially all of the assets or earning power of the Company; or (iii) the members of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were members of the Company immediately before the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors or the equivalent of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control shall be deemed to have occurred as a result of the sale or transfer of membership interests of the Company to an employee benefit plan sponsored by the Company or an affiliate thereof or if the new employer offers to employ the Executive on substantially the same terms and conditions as set forth in this Agreement (except that the Base shall not be reduced below the then-existing Base).

(b) Constructive Termination Upon the occurrence of a “Constructive Termination” (as defined herein) by the Company. The term “Constructive Termination” shall mean any of the following: any breach by the Company of any material provision of this Agreement, including, without limitation, the assignment to the Executive of duties inconsistent with his position specified in Section 2.01 hereof or any breach by the Company of such Section, which is not cured within sixty (60) days after written notice of same by Executive, describing in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.04.

(c) Voluntary Termination Executive’s resignation for reasons other than as specified in Section 5.04(a) and (b).

5.05 Consequences of Termination Upon any termination of Executive’s employment with the Company, except for a termination by the Company for Cause as provided in Section 5.03(c) hereof or for a termination by the Executive pursuant to Section 5.04(c) hereof, the Executive shall be entitled to: (a) a payment equal two (2) years of the Base salary (the “Severance”); (b) the issuance of any undistributed shares pursuant to section 3.02, and (c) retain the benefits set forth in Article IV for six (6) months. The Severance shall be paid, at Company’s option, either (x) in a lump sum upon termination with such payments discounted by the U.S. Treasury rate most closely comparable to the applicable time period left in the Agreement or (y) as and when normal payroll payments are made. Executive expressly acknowledges and agrees that the payment of Severance to Executive hereunder shall be liquidated damages for and in full satisfaction of any and all claims Executive may have relating to or arising out of Executive’s employment or termination of Executive’s employment by the Company or relating to or arising out of this Agreement and the termination thereof, including, without limitation, those causes of action arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §12101 et seq. , the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §201 et seq., the Civil Rights Act of April 9, 1866.1 42 U.S.C. §1981 et seq., the National Labor Management Relations Act, 29 U.S.C. §141 et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., and the Family Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. Notwithstanding the foregoing, Executive’s right to receive Severance Pay is contingent upon Executive not violating any of his on-going obligations under this Agreement.

5.06 Representations. Executive represents, warrants, and covenants to Company that (a) there is no other agreement or relationship which is binding on him which prevents him from entering into or fully performing under the terms hereof and (b) the Company may contact any past, present, or future entity with whom he has a business relationship and inform such entity of the existence of this Agreement and the terms and conditions set forth herein.

ARTICLE VI

Covenants

6.01 Competition/Solicitation.

(a) During the period in which Executive performs services for the Company and for a period of twelve (12) months after termination of Executive’s employment with the Company, regardless of the reason, Executive hereby covenants and agrees that he shall not, directly or indirectly, except in connection with his duties hereunder or otherwise for the sole account and benefit of the Company, whether as a sole proprietor, partner, member, shareholder, employee, director, officer, guarantor, consultant, independent contractor, or in any other capacity as principal or agent, or through any person, subsidiary, affiliate, or employee acting as nominee or agent, except with the consent of the Company:

(i) Conduct or engage in, or be interested in or associated with, any person or entity in California, Colorado, Nevada, Rhode Island, Washington and Oregon;

(ii) Solicit, attempt to solicit, or accept business from, or cause to be solicited or have business accepted from, any then-current customers of Company, any persons or entities who were customers of the Company within the 180 days preceding the Termination Date, or any prospective customers of the Company for whom bids were being prepared or had been submitted as of the Termination Date; or

(iii) Induce, or attempt to induce, hire or attempt to hire, or cause to be induced or hired, any employee of the Company, or persons who were employees of the Company within the 180 days preceding the Termination Date, to leave or terminate his or her employment with the Company, or hire or engage as an independent contractor any such employee of the Company.

(b) Notwithstanding the foregoing, Executive shall not be prevented from (i) investing in or owning up to five percent (5%) of the outstanding stock of any corporation engaged in any business provided that such shares are regularly traded on a national securities exchange or in any over-the-counter market or (ii) retaining any shares of stock in any corporation which Executive owned before the date of his employment with the Company.

6.02 Confidential Information. Executive acknowledges that in his employment he is or will be making use of, acquiring, or adding to the Company’s confidential information which includes, but is not limited to, memoranda and other materials or records of a proprietary nature; technical information regarding the operations of the Company; and records and policy matters relating to finance, personnel, market research, strategic planning, current and potential customers, lease arrangements, service contracts, management, and operations. Therefore, to protect the Company’s confidential information and to protect other employees who depend on the Company for regular employment, Executive agrees that he will not in any way use any of said confidential information except in connection with his employment by the Company, and except in connection with the business of the Company he will not copy, reproduce, or take with him the original or any copies of said confidential information and will not directly or indirectly divulge any of said confidential information to anyone without the prior written consent of the Company.

6.03 Inventions. All discoveries, designs, improvements, ideas, and inventions, whether patentable or not, relating to (or suggested by or resulting from) products, services, or other technology of the Company or any Affiliate or relating to (or suggested by or resulting from) methods or processes used or usable in connection with the business of the Company or any Affiliate that may be conceived, developed, or made by Executive during employment with the Company (hereinafter “Inventions”), either solely or jointly with others, shall automatically become the sole property of the Company or an Affiliate. Executive shall immediately disclose to the Company all such Inventions and shall, without additional compensation, execute all assignments and other documents deemed necessary to perfect the property rights of the Company or any Affiliate therein. These obligations shall continue beyond the termination of Executive’s employment with respect to Inventions conceived, developed, or made by Executive during employment with the Company. The provisions of this Section 6 shall not apply to any Invention for which no equipment, supplies, facility, or trade secret information of the Company or any Affiliate is used by Executive and which is developed entirely on Executive’s own time, unless (a) such Invention relates (i) to the business of the Company or an Affiliate or (ii) to the actual or demonstrably anticipated research or development of the Company or an Affiliate, or (b) such Invention results from work performed by Executive for the Company.

6.04 Non-Disparagement. For a period commencing on the date hereof and continuing for a period of one year, Executive hereby covenants and agrees that he shall not, directly or indirectly, defame, disparage, create false impressions, or otherwise put in a false or bad light the Company, its products or services, its business, reputation, conduct, practices, past or present employees, financial condition or otherwise.

6.05 Blue Penciling If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope, or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope, or area.

6.06 Remedies. Executive acknowledges that any breach by him of the provisions of this Article VI of this Agreement shall cause irreparable harm to the Company and that a remedy at law for any breach or attempted breach of Article VI of this Agreement will be inadequate, and agrees that, notwithstanding section 9.01 hereof, the Company shall be entitled to exercise all remedies available to it, including specific performance and injunctive and other equitable relief, without the necessity of posting any bond, in the case of any such breach or attempted breach.

ARTICLE VII

Assignment

7.01 This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and shall relieve the Company of its obligations hereunder if the assignment is pursuant to a Change in Control. Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by him shall be void.

ARTICLE VIII

Entire Agreement

This Agreement constitutes the entire understanding between the Company and Executive concerning his employment by the Company or subsidiaries and supersedes any and all previous agreements between Executive and the Company or any of its affiliates or subsidiaries concerning such employment, and/or any compensation, bonuses or incentives. Each party hereto shall pay its own costs and expenses (including legal fees) except as otherwise expressly provided herein incurred in connection with the preparation, negotiation, and execution of this Agreement. This Agreement may not be changed orally, but only in a written instrument signed by both parties hereto.

ARTICLE IX

Applicable Law; Miscellaneous

9.01 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. All actions brought to interpret or enforce this Agreement shall be brought in federal or state courts located in Rockland County, New York.

9.02 Attorneys’ Fees. In addition to all other rights and benefits under this Agreement, each party agrees to reimburse the other for, and indemnify and hold harmless such party against, all costs and expenses (including reasonable attorney’s fees) incurred by such party (whether or not during the term of this Agreement or otherwise), if and to the extent that such party prevails on or is otherwise successful on the merits with respect to any action, claim or dispute relating in any manner to this Agreement or to any termination of this Agreement or in seeking to obtain or enforce any right or benefit provided by or claimed under this Agreement, taking into account the relative fault of each of the parties and any other relevant considerations.

9.03 Indemnification of Executive. The Company shall indemnify and hold harmless Executive to the full extent authorized or permitted by law with respect to any claim, liability, action, or proceeding instituted or threatened against or incurred by Executive or his legal representatives and arising in connection with Executive’s conduct or position at any time as a director, officer, employee, or agent of the Company or any subsidiary thereof. The Company shall not change, modify, alter, or in any way limit the existing indemnification and reimbursement provisions relating to and for the benefit of its directors and officers without the prior written consent of the Executive, including any modification or limitation of any directors and officers liability insurance policy.

9.04 Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a continuing waiver or a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party hereto which are not set forth expressly in this Agreement.

9.05 Unenforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.06 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

9.07 Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

OSL Holdings, Inc.

By:	/s/ Robert Rothenberg
Its:	Chief Executive Officer

Executive	/s/ Steve Gormley